SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 7 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on October 23, 2008 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen

Vice President and Chief Financial Officer

Data I/O Corporation

425-881-6444

DATA I/O ANNOUNCES THIRD QUARTER RESULTS

Redmond, Wash., October 23, 2008 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the third quarter of 2008.

Revenues for the third quarter of 2008 were $7.8 million compared with $7.3 million in the third quarter of 2007, an increase of 7%. Compared to the second quarter of 2008, revenues for the third quarter of 2008 were down 3%. For the first nine months of 2008, revenues were $22 million, up 15.3% from the $19.1 million recorded in the first nine months of 2007. In accordance with U.S. generally accepted accounting principles (GAAP), net income for the third quarter of 2008 was $1.2 million, or $0.13 per diluted share, compared to $1.6 million, or $0.18 per share for the third quarter of 2007.

Gross margin as a percentage of sales for the third quarter of 2008 was 60% achieving our target model. Operating expenses for the third quarter of 2008 were $3.3 million, including accrued bonuses of $300,000, compared with $3.0 million and no bonus accruals in the third quarter of 2007.

“We were pleased to be operating at our financial model of 60% gross margin and 15% operating income again in the third quarter with revenue for the year up 15% over the same nine months of 2007. Orders were $6.9 million for the third quarter down 16% from the third quarter of 2007 and down 22% from the second quarter of 2008. We were disappointed to see some orders slide out, primarily in

Europe and the US, but Asia remained very strong with orders up nearly 50% compared with the same quarter of 2007,” said Fred Hume, President and CEO.

“We also secured orders during the quarter that are important for future business with key customers in wireless, automotive, and industrial sectors of our business. These orders set the stage for new product introductions in the coming months,” Hume said. “During the third quarter we achieved two significant product development milestones with respect to providing increased value to our customers. We released our new job automation software for RoadRunner that eliminates the need for human intervention during job setup. We also shipped a special version of our PS-588 automated systems to a European customer that was the most capable automated system delivered to date.”

Conference Call Information

A conference call discussing the third quarter of 2008 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0718passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 964978. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	Third Quarter			Nine Months Ended
			Percent			Percent
	9/30/2008	9/30/2007	Change	9/30/2008	9/30/2007	Change
Net sales	$7,807	$7,283	7.2%	$22,018	$19,089	15.3%
Gross margin	4,664	4,512	3.4%	12,983	10,670	21.7%
Gross margin as percent of sales	59.7%	62.0%	(2.3%)	59.0%	55.9%	3.1%
Operating expenses:
Research & development	1,093	1,036	5.5%	3,358	3,693	(9.1%)
Selling, general and administrative	2,231	1,969	13.3%	6,545	6,534	0.2%
Provision for business restructure	-	(107)		7	725
Operating income (loss)	1,340	1,614		3,073	(282)
Non-operating income (expense)	(44)	(9)		2,119	32
Income(loss) from operations before taxes	1,296	1,605		5,192	(250)
Income tax expense (benefit)	90	(1)		142	8

Net income (loss)	$1,206	$1,606		$5,050	($258)

Total diluted earnings (loss) per share	$0.13	$0.18		$0.56	($0.03)

Diluted weighted average shares outstanding	9,167	8,815		9,097	8,555

CONDENSED BALANCE SHEET
(in thousands)

	9/30/2008	12/31/2007
Cash and cash equivalents	$11,556	$7,637
Accounts receivable, net	7,841	5,299
Inventories	5,301	4,980
Other current assets	177	323
Land, building and equipment	2,126	2,257
Other long-term assets	114	124
Total assets	$27,115	$20,620

Current liabilities	$6,101	$5,177
Long term debt	326	357
Shareholders' equity	20,688	15,086
Total liabilities and shareholders' equity	$27,115	$20,620

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer